EXHIBIT 10.2

CONSTRUCTION LOAN AGREEMENT

This Construction Loan Agreement, dated as of XX, 2004, is entered into by and among XX (“Borrower”), and those persons and entities listed on Exhibit “A” attached hereto (collectively, “Lender”).

SECTION 1: DEFINITIONS AND ACCOUNTING TERMS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

“Actual Line Item Cost” means, with respect to each line item in the Approved Budget, the actual cost reasonably determined by Lender or Borrower required to complete all matters included in such line item.

“Agreement” means this Construction Loan Agreement.

“Approved Budgets” means the budgets for all Project Costs approved by Lender as provided herein. The Approved Budgets showing the amounts allocated for all Project Costs are attached hereto as Exhibit “B.”

“Approved Line Item Cost” means, with respect to each line item in the Approved Budgets, the amount allocated to that line item under the Approved Budgets.

“Assignment of Architect’s Contract, Plans and Drawings” means the assignment by Borrower of its agreement with the architect, to be executed by Borrower.

“Assignment of Construction Contract” means the assignment by Borrower of its agreement with the Contractor, to be executed by Borrower.

“Assignment of Engineer’s Contract, Improvement Plans, Specifications and Drawings” means the Assignment of Improvement Plans, Specifications and Drawings executed by Borrower.

“Assignment of Permits, Licenses, Franchises and Authorizations” means the Assignment of Permits, Licenses, Franchises and Authorizations executed by Borrower.

“Assignment of Rents” means the Assignment of Rents contained in the Deed of Trust.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday on which banks in the State of Nevada are open for business.

“Change Order” means a change in the Improvement Plans or in their implementation.

“Completion of Construction” means: (i) the improvements have been constructed in accordance with the Improvement Plans and all applicable Laws; (ii) a valid notice of completion has been filed for record in the County Recorder’s Office for the county in which the Property is located; (iii) all inspections by Governmental Agencies have been completed; (iv) all necessary certificates and approvals have been obtained; and (v) the period for filing mechanic’s and materialmen’s liens has expired without any such liens having been filed or recorded.

“Control Account” means Disbursement Agent’s account in which the Control Account Funds shall be held.

“Contractor” means XX, or any other general contractor which Lender has approved in writing.

“Control Account Escrow Agreement” means the Control Account Escrow Agreement and Security Agreement by and between Borrower, Lender and Disbursement Agent of even date herewith.

“Control Account Funds” means the portion of the Loan funds held in the Control Account at any time, together with interest accrued thereon, any additions thereto made pursuant to this Agreement, and any and all investments and reinvestments of any such sums now or hereafter made.

“Debt” means any indebtedness of the Borrower other than indebtedness owed to trade creditors incurred in the ordinary course of business and payable in 180 days or less.

“Deed of Trust” means the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith, executed by Borrower in favor of Lender with respect to the Property or portions thereof, either as originally executed or as it may from time to time be supplemented, modified or amended.

“Default Rate” shall have the meaning set forth in the Note.

“Disbursement” means each of the disbursements by Lender or Disbursement Agent of the Proceeds of the Loan or other funds (including the Control Account Funds) pursuant to this Agreement.

“Disbursement Agent” means, or any other licensed construction control company approved by Lender which may at any time hold any portion of the Control Account Funds pursuant to this Agreement.

“Disbursement Schedule” means the schedule for Disbursements attached hereto as Exhibit “C.”

“Effective Date” means the date the Deed of Trust is recorded in the Official Records of Clark County, Nevada.

“Environmental Indemnity” means the Environmental and Accessibility Indemnity Agreement executed by Borrower and the Guarantors.

“Events of Default” means each of those events so designated in Section 7.1 of this Agreement.

“Excess Cost” means, with respect to any line item in the Approved Budgets, the amount, if any, by which the Actual Line Item Cost for such line item exceeds the Approved Line Item Cost for such line item.

“Financing Statement” means financing statement of even date herewith executed by Borrower in favor of Lender with respect to the Personal Property.

“First Parcels” means the parcels of the Real Property as to which the Deed of Trust shall, upon the Effective Date, be a first priority lien.

“Governmental Agency” means any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, court, administrative tribunal or public utility.

“Guarantors” means, collectively, XX.

“Guaranty” means the Unconditional Repayment and Completion Guaranty executed by the Guarantors in favor of Lender, either as originally executed or as it may from time to time be supplemented, modified or amended.

“Hard Costs” means Project Costs for labor, services, material, and equipment used in or rendered directly on the construction of the Improvements.

“Improvement Plans” means the final, approved, and initialed improvement plans and specifications for the Project identified in Exhibit “D” as accepted by Lender.

“Improvements” means any and all improvements now existing or hereafter constructed on the Real Property.

“Initial Advance” means the amount of the Loan that is disbursed to or on behalf of Borrower at the initial closing of the Loan.

“Interest Reserve” means that portion of the Control Account Funds allocated to interest reserve pursuant to Section 3.3 below.

“Laws” means, collectively, all federal, state and local laws, rules, regulations, ordinances and codes.

“Lender” means, collectively, those persons and entities listed on Exhibit “A” attached hereto and any other persons or entities who may be added to that list pursuant to an amendment to the Note.

“Lender’s Agent” means USA Commercial Mortgage Company, or any other Agent appointed by Lender pursuant hereto.

“Loan” means the loan to be made by Lender to Borrower pursuant to Section 3 hereof.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Documents, the Environmental Indemnity, the Guaranty and the Project Assignments, in each case either as originally executed or as may from time to time be supplemented, modified or amended, together with any other documents or instruments which may at any time be executed by Borrower in connection with the Loan.

“Maturity Date” means the date which is (XX) months after the Deed of Trust is recorded.

“Mortgaged Property” means the Property together with the Personal Property.

“Note” means the promissory note of even date herewith, in the original principal amount of $XX,000, executed by Borrower in favor of Lender to evidence the Loan, either as originally executed or as it may from time to time be supplemented, modified or amended.

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“Offsite Materials” means any materials to be used in connection with the construction of the Improvements stored at a location other than the Property.

“Offsite Supplier” means a supplier of Offsite Materials.

“Operation” means the operation of Borrower’s business on the Property, including the operation, sales, leasing, running and maintenance of the Property and the Improvements.

“Overrun Account” means a noninterest-bearing account established with Lender into which Borrower shall deposit the Excess Cost, if any, for each line item of the Approved Budgets.

“Permitted Exceptions” means the matters identified in Exhibit “E” attached hereto and made part hereof.

“Person” means any entity, whether an individual, trustee, corporation, partnership, trust, unincorporated organization or otherwise.

“Personal Property” means all present and future personal property (including the Project Documents) of Borrower of every kind and nature, whether tangible or intangible, now or hereafter located at, upon or about the Property, or used or to be used in connection with or relating or arising with respect to the Property and/or the Project, including but not limited to the property described in the Deed of Trust.

“Project” means the project for the development of, and construction of Improvements on, the Property, as such exists at any time, in accordance with the Improvement Plans.

“Project Assignments” means, collectively, the Assignment of Permits, Licenses, Franchises and Authorizations, the Assignment of Engineer’s Contract, Improvement Plans, Specifications and Drawings, the Assignment of Construction Contract, the Assignment of Architect’s Contract, Plans and Drawings, and such other assignments as Lender shall require.

“Project Cost Allocation” means the portion of the total Project Costs allocated to a particular item in the Approved Budgets.

“Project Costs” means all of the costs to complete the Project.

“Project Documents” means, collectively, all agreements, documents, instruments and materials of whatever kind or nature relating to the Project, including but not limited to: (a) the improvement plans and all other plans, specifications and drawings relating to the Project, (b) all approvals, consents, licenses and permits issued, or to be issued, by any Governmental Agency in connection with the Project, (c) the engineer’s contract, architect’s contract and any and all construction contracts, and all other agreements relating to the Project between Borrower and any contractor, subcontractor, independent project manager or supervisor, architect, engineer, laborer or supplier of materials, and (d) any take-out, refinancing or permanent loan commitment issued to Borrower with respect to the Property.

“Property” means, collectively, the Real Property, the Improvements, and any other buildings, structures, or improvements now or hereafter located on all or any portion of the Real Property.

“Real Property” means the real property and interests in real property described in Exhibit “F”.

“Request for Disbursement” means a written request for a Disbursement signed by a designated representative on behalf of Borrower, in the form approved by Lender.

“Second Parcels” means the parcels of the Real Property as to which the Deed of Trust shall, upon the Effective Date, be a junior lien.

“Security Agreement” means the Security Agreement contained herein and in the Deed of Trust.

“Security Documents” means the Deed of Trust, the Project Assignments, the Financing Statements and any other mortgage, deed of trust, assignment of leases, security agreement or assignment executed to secure the Note, either as originally executed or as they may from time to time be supplemented, modified or amended.

“Senior Encumbrances” means the deeds of trust or other encumbrances which shall encumber the Second Parcels as of the Effective Date in a priority position senior to the Deed of Trust.

“Title Company” means Title Company.

“Title Policy” means the Lender’s policy of title insurance and endorsements thereto required by this Agreement as a condition of the first Disbursement.

“Undisbursed Construction Funds” means, as of any time of determination, the sum of the undisbursed portion of the Loan Amount (i.e., that portion that has never been advanced by Lender) and the Control Account Funds.

“USA” means USA Commercial Mortgage Company, a Nevada corporation, the mortgage company which arranged the Loan.

“Use” means ownership, use, development, construction, maintenance, management, operation or occupancy.

1.2 Use of Defined Terms. Any defined term used in the plural refers to all members of the relevant class, and any defined term used in the singular shall refer to any number of the members of the relevant class. Any reference to the Loan Documents and other instruments, documents and agreements shall include such Loan Documents and other instruments, documents and agreements as originally executed or as the same may be supplemented, modified or amended.

1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis.

1.4 Exhibits. All exhibits to this Agreement, either as now existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

SECTION 2: RECITALS.

Borrower has applied to Lender for a Loan to acquire and develop, by constructing thereon lots suitable for the construction of single family residences, the Real Property. Lender is willing to make the Loan to Borrower on the terms and conditions contained in this Agreement and the other Loan Documents.

SECTION 3: THE LOAN.

3.1 Amount of the Loan. Subject to the terms and conditions set forth in this Agreement, Lender agrees to make a loan (“Loan”) to Borrower in a principal amount of XX Dollars ($XX,000) (the “Loan Amount”), Lender’s disbursement of which is subject to the terms and conditions of the Loan Documents. The Loan Amount shall be disbursed in accordance with Lender’s instructions to the Title Company. From XX and after the XX (notwithstanding that the Effective Date shall be a later date) the entire Loan Amount (whether paid to, or on behalf of, Borrower or held by the Disbursement Agent) shall bear interest at the rate set forth in the Note until fully repaid to Lender.

3.2 Increase in Loan Amount. From the Effective Date through and including XX, Lender and USA shall have the exclusive right, but not the obligation, to increase the Loan Amount to an amount not to exceed XX ($XX ). All amounts that Lender may advance after the Effective Date shall increase the Loan Amount and be used for the following purposes: (i) to repay certain of the notes secured by the Senior Encumbrances, such that the Senior Encumbrances securing those notes shall be reconveyed, (ii) to pay the loan fees due with regard to such advance, and (iii) to fund the Interest Reserve (defined below). In the event of any such increase, Lender shall determine which of the Senior Encumbrances it wishes to have reconveyed. Upon each increase in the Loan Amount, Borrower shall execute amendments to the Note and the Deed of Trust which shall memorialize the increase in the Loan Amount, the change in the identity of the persons and entities which comprise Lender and their respective undivided interests in the Loan. Upon the recordation of the amendment(s) to the Deed of Trust, the Title Company shall issue to Lender, at Borrower’s expense, an endorsement or endorsements to the Title Policy which shall (i) insure the continued priority of the Deed of Trust, including the deletion of the Senior Encumbrances that were reconveyed, and that the additional advance is secured thereby, (ii) reflect the increase in the face amount of the policy corresponding to the increase in the Loan Amount, and (iii) set forth the change in the identity of the insured lenders and their respective undivided interests in the Loan. Upon any such additional advance, a portion thereof shall be deposited into the Interest Reserve (defined below) for the Loan. Nothing herein shall constitute a commitment by Lender or USA to fund to Borrower any more than the initial Loan Amount.

3.3 Interest Reserve. The Title Company shall disburse a portion of the Loan Amount, as reasonably determined by Lender, to the Disbursement Agent to be held as interest reserve for the benefit of Lender (the “Interest Reserve”). Disbursement Agent shall hold and disburse the Interest Reserve in accordance with the Control Account Escrow Agreement. As additional advances are made, as provided in Section 3.2 above, a portion of such advances, the amount of which shall be reasonably determined by Lender, shall be deposited into the Interest

Reserve. Interest accrued on the Note Amount shall be paid from the Interest Reserve upon presentation of a monthly interest statement by Lender, without the necessity of any instruction or request from Borrower. Except as provided in this paragraph, the funds in the Interest Reserve shall never be used for any other purpose without the express written consent of Lender. Depletion of the Interest Reserve shall not release Borrower from any of Borrower’s obligations under the Loan Documents, including but not limited to the obligation to pay interest accruing under the Note. After depletion of the Interest Reserve, or so long as any Event of Default has occurred and is continuing, all interest payments under the Note shall be made by Borrower using its own funds; provided that Lender, at its option and in its sole discretion, may obtain disbursements from the Interest Reserve notwithstanding such Event of Default. Upon the occurrence of an Event of Default, the entire balance of the Interest Reserve shall be paid to Lender upon demand and applied to the then outstanding balance of the Loan.

3.4 Disbursements.

(a) The Initial Advance shall be made in accordance with instructions that Lender shall deliver to the Title Company.

(b) Construction Disbursements. Except as otherwise provided herein, the Loan funds remaining from the Initial Advance shall be held in the Control Account, and disbursed therefrom in accordance with this Agreement. Disbursement Agent, upon satisfaction of the requirements of the Disbursement Schedule, shall then disburse such funds from the Control Account for the payment of such costs. The funds disbursed by the Lender to the Control Account shall thereafter comprise the Control Account Funds. Unless Lender otherwise agrees:

(i) the principal amount of each Disbursement shall not be less than XX Thousand Dollars ($XX,000), or an amount equal to the Undisbursed Construction Funds;

(ii) no more than two Disbursements shall be made in any calendar month;

(iii) Disbursements shall be made in accordance with the terms of the Disbursement Schedule and the Control Account Escrow Agreement;

(iv) Disbursement Agent shall make no Disbursement from the Control Account Funds for any cost expended or incurred by Borrower on any real property (x) not owned by Borrower, or (y) on which the Deed of Trust is not a first priority lien.

The proceeds of the Loan shall be used solely to pay or reimburse Borrower for Project Costs described in the Approved Budgets and the Disbursement Schedule. The total amount disbursed for each item of Project Cost described in the Approved Budgets shall not exceed the applicable amounts set forth in the Approved Budgets. If Borrower is not required to pay, for any reason, any amount earned by any contractor, subcontractor, materialman, supplier or any other Person who has furnished labor, services, equipment, or material to the Project, then Borrower shall not request a Disbursement for such amount until such time as Borrower is required to pay such amounts.

(c) Procedure for Disbursement. Not later than 10:00 a.m. Pacific Time, at least five (5) Business Days before a proposed Disbursement is to be made, Disbursement Agent shall have received a Request for Disbursement which shall indicate the amount of the Disbursement. Upon compliance with all of the above-referenced conditions and the conditions set forth in Section 4 and the Disbursement Schedule, Disbursement Agent shall cause disbursement to be made from the Control Account in the manner provided herein on the date requested. Lender may, at its option and in its sole discretion, waive any such conditions as to any Disbursement, provided that any such waiver shall not constitute a waiver of any such conditions as to any subsequent Disbursements.

(d) Lender’s Obligation. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable direction and authorization to so disburse the funds to the Control Account. No further direction or authorization from Borrower shall be necessary to warrant Disbursement and such Disbursement shall satisfy the obligations of Lender hereunder and the amount hereof shall be, and continue to be, secured by the Deed of Trust and the other Security Documents, regardless of the disposition of such funds by Borrower or Contractor.

(e) Interest Reserve. The total interest reserve portion of the Control Account Funds shall be XX. Disbursement Agent shall pay an amount for interest from the Interest Reserve Account as billed by Lender monthly. Borrower shall pay the remainder of the accrued interest for each month directly from its own funds.

(f) Excess Costs; Loan Balancing. As a material condition of the Loan and a condition precedent to the duty of Disbursement Agent to make any Disbursement, Borrower shall pay when invoiced all Project Costs. Except for the payment of interest from the Interest Reserve Account and the payment of expenses, charges, costs, and fees pursuant to Section 6.14 and 8.11 hereof, Disbursement Agent may disburse proceeds of the Loan only when the Loan is “in balance.” The Loan shall be “in balance” only at such times as Borrower has invested sufficient funds to the payment of Project Costs so that, in Lender’s sole judgment, the remaining Control Account Funds will be sufficient to fully complete and operate the Improvements and pay all Project Costs therefor as they are incurred. The determination as to whether the Loan is “in balance” may be made by the Lender at any time, including with each request for a Disbursement. Borrower shall, within five (5) days after notice from Lender that the Loan is not “in balance,” deposit with Disbursement Agent for the benefit of Lender, in cash, the amount necessary to put the Loan “in balance.” Any amounts which Borrower deposits to put the Loan “in balance” shall be the next funds disbursed by Disbursement Agent, subject to the terms and conditions of this Agreement.

(g) Reserves. Regardless of anything contained herein to the contrary, at any time Borrower is in default hereunder, Lender may, at its option, direct Disbursement Agent to establish reserves from the undisbursed portion of the Control Account Funds in such amounts which, in Lender’s sole discretion, are necessary to complete the Improvements and sufficient to pay or satisfy or comply with, in whole or in part, (i) any lien or claim relating to, or prejudicial to, the liens or security interests of Lender; (ii) any expenditure or allocation of funds shown on the Approved Budgets; and (iii) interest yet to accrue on the Loan prior to the Maturity Date. The aggregate amount of any such reserves shall be deducted from the Control Account Funds otherwise available for advance.

3.5 Approved Budgets. Attached hereto as Exhibit “B” are line-item budgets for the construction of the Improvements. Borrower represents and warrants that said budgets are based on information deemed reliable by Borrower and represent Borrower’s best estimate of all required Project Costs. The Approved Budgets shall include funds for construction costs and permit costs. Unless Lender otherwise consents in writing, Borrower shall not supplement, modify, or amend the Approved Budgets. During the term of the Loan, Borrower may submit revised budgets to Lender for approval, in Lender’s sole discretion. Disbursement Agent shall disburse the Control Account Funds to Borrower in strict accordance with the Approved Budgets. In the event Borrower requests a Disbursement which exceeds the line item therefor in the existing Approved Budget, then such excess payment shall be made only according to Section 6.7 hereof. With the approval of Lender on each occasion, Borrower may reallocate amounts from line items in which it will have a cost savings to the “Contingency” line item of the Approved Budgets. Said funds may then be used as provided in Section 6.7 hereof.

3.6 Security. The indebtedness evidenced by the Note, and all other indebtedness and obligations of Borrower under the Loan Documents, shall be secured by the Security Documents. The Environmental Indemnity and the Guaranties and the respective obligations of any of Borrowers and the Guarantors under each shall be unsecured.

3.7 Repayment of the Loan. The Loan shall be evidenced by the Note, shall bear interest at the rate set forth in the Note from the date set forth in Section 3.1 hereof, and shall be repaid per the terms of the Note. The principal balance outstanding under the Note, and all accrued and unpaid interest not sooner paid when due under the Note, and all other indebtedness and obligations of Borrower owing under any and all of the Loan Documents shall be due and payable in full on the Maturity Date.

3.8 Prepayment. Borrower agrees that all loan fees and any prepaid finance charges are fully earned as of the date they are paid and will not be subject to refund upon any early payment hereof (whether voluntarily or as a result of default). Subject to the foregoing, Borrower may prepay the Loan, in full or in part, at any time; provided, however, that if Borrower repays the Loan within the first nine (9) months after the Effective Date (whether voluntarily or as a result of default), then Borrower shall pay to Lender a prepayment fee equal to all interest which would accrue on the full Loan Amount during said nine (9) month period, less all interest previously paid. Notwithstanding anything to the contrary hereunder, Lender shall receive a minimum of nine (9) months’ interest on the full Loan Amount.

3.9 No Work on Real Property. Borrower acknowledges that, because the Deed of Trust may be amended pursuant to Section 3.2 above, it is necessary that Borrower refrain from employing any contractors, laborers or materialmen to furnish any labor or materials to the Real Property prior to                     , 1999. In the event any such labor is performed or material supplied, then Borrower shall provide to the Title Company any documents or agreements, including indemnity agreements and any deposits required therewith, in order for the Title Company to insure the continued priority of the Deed of Trust.

3.10 Effective Date. Borrower and Lender agree that the date of the Loan Documents is for reference purposes only and the effective date (“Effective Date”) of the delivery and the transfer to Lender of the security under the Loan Documents and of Borrower’s and Lender’s obligations under the Loan Documents is the date of recordation of the Deed of Trust in the office of the County Recorder of the county where the Property is located.

3.11 Subordination. Lender hereby agrees that the Deed of Trust securing this Loan may be subordinated to a deed of trust (or deeds or trust) securing a construction or development loan (or loans) on a lot or lots encumbered by the Deed of Trust provided that the amount of the construction or development loan (or loans) does not exceed 80% of the value of the property subject to the construction loan (or loans). With respect to this provision, Lender acknowledges the following:

(a) development loans may be necessary to complete the construction of lots or infrastructure (such as sidewalks, streets or utilities); construction loans may be necessary to complete the construction of homes on the lots; without either or both of which the lots are difficult to sell, and are not likely to produce as much cash flow;

(b) the term “value of the property” as used in this section means the appraised value of the property (based on actual sales of homes within the subdivision, whenever possible); and

(c) depending on the amount of the construction or development loan, and the value of the property without the construction as compared to with the construction, the subordination of this Loan to a construction or development loan could either increase, decrease, or leave unchanged the value of the property securing this Loan, which outcome would depend, among other things, on whether the construction was actually completed; and

(d) a subordination of the Deed of Trust results in Lender’s security interest in the Property becoming subject to and of lower priority than the lien of some other or later security instrument.

Lender further agrees that USA may, pursuant to a limited power of attorney given in connection with this Loan, sign for subordinations consistent with this section.

3.12 Yield Protection. If, after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of the Lender therewith,

(a) subjects the Lender to any tax, duty, charge or withholding on or from payments due from Borrower (excluding taxation of the overall net income of the Lender), or changes the basis of taxation of payments to the Lender in respect of its Loans or other amounts due it hereunder; or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(c) imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining advances or reduces any amount receivable by the Lender in connection with advances, or requires the Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by the Lender;

then, within fifteen (15) days of demand by the Lender, the Borrower shall pay the Lender that portion of such increased expense incurred (including, in the case of clause (c), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account the Lender’s policies as to capital adequacy) or reduction in an amount received which the Lender determines is attributable to making, funding and maintaining the Loans.

SECTION 4: CONDITIONS TO DISBURSEMENTS.

4.1 Initial Advance Conditions. The obligation of Lender to initially close the Loan is subject to the following conditions precedent:

(a) Borrower shall, at its sole expense, deliver or cause to be delivered to Lender, in form and substance satisfactory to Lender:

(i)	the original Note;

(ii)	the original Deed of Trust;

(iii)	the original Financing Statement;

(iv)	the original Guaranty;

(v)	the original Environmental Indemnity;

(vi)	the original Control Account Escrow Agreement, executed by Borrower, Lender and Disbursement Agent;

(vii)	the original Assignment of Permits, Licenses, Franchises and Authorizations executed by Borrower;

(viii)	the original Assignment of Architect’s Contract, Plans and Drawings;

(ix)	the original Assignment of Engineer’s Contract, Improvement Plans, Specifications and Drawings;

(x)	the original Assignment of the Construction Contract and consent thereto executed by the Contractor;

(xi)	a certificate of consent of Borrower, authorizing the execution, delivery and performance of the Loan Documents to be executed by a specified authorized officer on behalf of Borrower;

(xii)	an ALTA form of extended coverage lender’s policy of title insurance, or evidence of a commitment therefor, issued by an insurer satisfactory to Lender, together with such endorsements and binders thereto as may be required by Lender pursuant to Section 6.16 hereof, in a policy amount of not less than the face amount of the Note, insuring the Deed of Trust to be a valid lien upon the Property, and showing the Property to be subject only to the Permitted Exceptions;

(xiii)	an appraisal of the Real Property certified to Lender, performed by an appraiser acceptable to Lender;

(xiv)	certified copies of, or certificate evidencing, all insurance policies required to be delivered pursuant to this Agreement;

(xv)	copies of all permits and approvals by Governmental Agencies necessary to construct the Improvements (if available);

(xvi)	current Financial Statements of Borrower and the Guarantors;

(xvii)	evidence, in form and substance acceptable to Lender, of the availability and sufficiency of all utilities to the Project;

(xviii)	copies of any proposed, or approved final Covenants, Conditions and Restrictions recorded or to be recorded on the Project;

(xix)	a Phase I Hazardous Waste Survey, prepared by an entity approved by Lender, in form and substance acceptable to, and approved by, Lender; and

(xx)	such additional agreements, certificates, reports, approvals, instruments, documents, financing statements, consent and opinions as Lender may reasonably request; including, without limitation, a soils report for the Real Property (including, without limitation, all determinations required by Lender with respect to hazardous waste (as such term is defined in the Environmental Indemnities) and water located on the Real Property).

(b) Lender shall have reviewed and approved the Permitted Exceptions;

(c) Borrower has acquired fee title to all of the Property free and clear of all liens and encumbrances which are not Permitted Exceptions;

(d) The Deed of Trust shall have been recorded in the Official Records of the County in which the Property is located as a first priority lien on the First Parcels, and as a junior lien on the Second Parcels;

(e) The Financing Statement shall have been filed for record with the Nevada Secretary of State.

4.2 Any Disbursement. The obligation of Lender to make any Disbursement (including the first Disbursement) is subject to the terms and conditions of the Disbursement Schedule and, in addition, the following conditions precedent:

(a) the representations and warranties of Borrower contained in all of the Loan Documents shall be correct on and as of the date of the advance as though made on and as of that date and no Event of Default (or event which, with the giving of notice and/or the passage of time, would become an Event of Default) shall have occurred and be continuing;

(b) Borrower shall have received (i) valid and enforceable partial or complete lien releases or waivers, as may be appropriate, from all Persons who have furnished labor, services, equipment, or material to the Project, accompanied by a written accounting signed by such Persons showing all amounts owed to such Persons, except that Borrower shall not be required to pay any claim for labor, service, equipment, or material that is being contested in good faith by appropriate proceedings as long as no claim of lien has been recorded, or, if a claim of lien has been recorded, within ten (10) days thereafter Borrower either has obtained and recorded a surety bond, in form and substance satisfactory to Lender, sufficient to release the Property from the lien or from any action brought to foreclose the lien, or has caused the title insurer who has issued the Title Policy to issue, in form and substance satisfactory to Lender, an endorsement to the policy insuring the priority of the lien of the Deed of Trust over the claim of lien, and (ii) an invoice or receipt with respect to each payment made on account of labor, service, equipment, or material furnished to the Project in sufficient detail so that the particular nature of the labor, service, equipment, or material may be identified;

(c) the construction of the Improvements shall in all respects conform to the Improvement Plans and all applicable Laws and other requirements;

(d) Lender has received copies of all permits and approvals by Governmental Agencies necessary to construct the Improvements that have been obtained as of the date of Lender’s request therefor;

(e) Lender has received and approved line-item budgets for the costs to be paid and such Approved Budgets have been forwarded to the Disbursement Agent;

(f) Borrower shall, at its sole expense, deliver or cause to be delivered to Lender, in form and substance satisfactory to Lender:

(i) from the title insurer who has issued the Title Policy, such endorsements, binders, or modifications thereto as Lender may require;

(ii) a Request for Disbursement, certifying the matters set forth in Sections 4.2(a, b, and c) above;

(iii) (A) an itemization of the amounts requested and/or of all amounts previously expended in connection with the Improvements, in either case identified to the corresponding item in the Approved Budgets, and, if demanded by Lender, (B) a certificate signed by an inspector acceptable to Lender verifying the matters set forth in Sections 4.2 (b and c); and

(iv) such additional agreements, certificates, reports, approvals, instruments, documents, consents, or opinions as Lender may reasonably request.

(g) Lender is reasonably satisfied, based upon periodic inspections and such other information as Lender deems relevant, that (i) the progress of construction of the Improvements is as represented by Borrower, and (ii) construction of the Improvements conforms to the Improvement Plans and all applicable Laws and other requirements;

(h) All conditions to the making of the first Disbursement have been satisfied, and Lender does not waive any of these conditions even though one or more Disbursements may have been made prior to the satisfaction of all such conditions.

4.3 Final Disbursement of Hard Costs. With respect to each line item of the Approved Budgets which is subject to retention of Loan Funds as set forth in the Disbursement Schedule, the obligation of Lender to make the final Disbursement is subject to Lender’s receiving satisfactory evidence that the following conditions precedent have been satisfied:

(a) The Improvements shall have been completed according to the Improvement Plans and all applicable permits, Laws, and other requirements of all Governmental Agencies and public utility companies, and Borrower and Contractor shall deliver to Lender a certificate to this effect;

(b) Borrower shall, at its sole expense, deliver or cause to be delivered to Lender an endorsement to Lender’s ALTA form extended coverage to lender’s policy of title insurance, or evidence of a commitment therefor satisfactory to Lender, in form and substance and issued by an insurer satisfactory to Lender, insuring the Deed of Trust to be a valid first position lien upon the Property, and showing the Property to be subject only to the Permitted Exceptions and such other exceptions as shall have been approved in writing by Lender pursuant to this Agreement (the “Endorsement”);

(c) If demanded by Lender, and required by Title Company, Borrower shall deliver or cause to be delivered to Lender a copy of the ALTA survey prepared by Borrower, at Borrower’s sole expense, if the title insurer requires such in connection with the issuance of the Endorsement, which survey shall be satisfactory to Lender and shall (i) show compliance of the Property with any and all setbacks and other restrictions applicable to the Property pursuant to the requirements of any Governmental Agency or any applicable covenants, conditions, or other private restrictions; (ii) show all easements, licenses, and other rights of way; (iii) show no encroachments onto the Property or from the Property onto adjoining property; and (iv) certify the legal description of the Property as insured in the Endorsement;

(d) Any portion of the Improvements requiring inspection or certification by municipal or other Governmental Agencies shall have been inspected and certified as complete, and all other necessary permits, approvals, and certificates shall have been duly issued;

(e) All conditions for Completion of Construction, as defined in Section 1.1, shall have been satisfied;

(f) Borrower shall have delivered to Lender, if appropriate, a list of all of the Personal Property, providing a general description of such Property, together with all other information reasonably required by Lender;

(g) Borrower shall deliver to Lender a copy of any recorded covenants, conditions, and restrictions, in a form previously approved by Lender; and

(h) Borrower shall deliver to Lender such instruments and documents as Lender may require, including without limitation, supplemental security agreements and form UCC-1 and/or UCC-2 financing statements, in order to extend or perfect Lender’s first priority security interest in and to the Personal Property, together with evidence satisfactory to Lender that all such Personal Property has been paid for in full and is owned by Borrower, and that Lender’s security interest in and to such Personal Property is a valid first priority security interest;

Provided that, notwithstanding the satisfaction of the conditions in this Section 4.3, Lender may withhold the final Disbursement until the expiration of forty-five (45) days after the recording of a valid notice of completion (or, if no notice of completion has been recorded, ninety-five (95) days after actual completion) to assure that there can be no claims for mechanic’s or materialmen’s liens against the Property with respect to the construction of the Improvements, or until Lender receives assurance satisfactory to it that there are and will be no such liens. Lender agrees that a CLTA Form 101.2 endorsement to the Title Policy, in form and substance reasonably satisfactory to Lender, shall satisfy this requirement.

4.4 Cost Overruns. In the event that, for any reason, the actual cost reasonably determined by Lender or Borrower to assure completion of all matters included in any line item in the Approved Budgets exceeds the amount allocated to such line item, Lender shall have no obligation to make further Disbursements until Borrower has paid or otherwise provided for the overrun as required under Section 6.7(c). Amounts deposited by Borrower in the Overrun Account for any line item shall be held by Lender as collateral and disbursed by Lender prior any further Disbursement for that line item; provided, however, that Lender shall have no obligation to Borrower to supervise or otherwise see to the proper application of such amounts following disbursement.

4.5 Offsite Materials. In the event that any Disbursement Request includes the cost of Offsite Materials, such Disbursement Request shall include each of the following:

(a) evidence that Borrower has paid for the Offsite Materials;

(b) if the Offsite Materials are stored at the facility of an Offsite Supplier, a written statement from the Offsite Supplier that Borrower has paid for the Offsite Materials, that they have been segregated from other materials in the facility, and have been marked with Borrower’s name. Such statement shall also acknowledge (i) Lender’s right to enter the facility at reasonable times to inspect or remove the Offsite Materials, and (ii) Lender’s first priority security interest in the Offsite Materials;

(c) if the Offsite Materials are stored in a place other than the facility of the Offsite Supplier, a written statement from the bailee or other custodian acknowledging (i) Lender’s right to enter the storage site at reasonable times to inspect or remove the Offsite Materials, and (ii) Lender’s first priority security interest in the Offsite Materials;

(d) Certificates of insurance showing the Offsite Materials to be insured as required hereunder and showing Lender as co-insured; and

(e) evidence that Borrower has paid all personal property taxes applicable to the Offsite Materials.

Lender need not make Disbursements for any Offsite Materials until Lender has inspected and approved the Offsite Materials.

SECTION 5: REPRESENTATIONS AND WARRANTIES BY BORROWER.

5.1 Formation, Qualification and Powers of Borrower. Borrower is a XX duly formed and validly existing under the laws of the State of XX, and is qualified to do business in the State of Nevada. The XX of Borrower is a duly formed and validly existing XX under the laws of the State of Nevada. Borrower has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Loan Documents.

5.2 Authority and Compliance with Instruments and Government Regulations. Borrower has duly authorized by all necessary action the execution, delivery and performance of all of its obligations under each Loan Document, and the same do not and will not:

(a) require any consent or approval not heretofore obtained of any Person holding any security or interest or entitled to receive any security or interest in Borrower;

(b) violate any provision of any organizational document or certificate of Borrower;

(c) result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, claim, charge, right of others or other encumbrance of any nature, other than under the Loan Documents, upon or with respect to any property now owned or leased or hereafter acquired by Borrower;

(d) violate any provision of any Law, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or the Property, which violation would have a material, adverse impact thereon;

(e) result in a breach of or constitute a default under, cause or permit the acceleration of any obligation owed under, or require any consent under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which Borrower or any property of Borrower is bound or affected; and Borrower is not in default in any respect that is materially adverse to the interest of Lender or that would have any material adverse effect on the financial condition of Borrower or the conduct of its business under any Law, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease or instrument described in Sections 5.2(d) and 5.2(e).

5.3 Execution of the Guaranty by the Guarantors. The execution and delivery of the Guaranty:

(a) has been duly authorized by all necessary action;

(b) does not require the consent, authorization or approval of any Governmental Agency or Person;

(c) will not result in the creation of any lien or other claim of any nature upon or with respect to the property of the Guarantors, other than as may be set forth in the Guaranty; and

(d) will not violate any provision of any Law having applicability to the Guarantors, in a manner which would have a material, adverse impact on any Guarantor; and, when executed and delivered, the Guaranty will constitute the legal, valid and binding obligation of the Guarantors enforceable against the Guarantors in accordance with its terms.

5.4 No Governmental Approvals Required. No authorization, consent, approval, order, license, exemption from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize, or is otherwise required in connection with:

(a) the execution, delivery and performance by Borrower and the Guarantors of the Loan Documents; or

(b) the creation of the liens, security interests or other charges or encumbrances described in the Security Documents; except that filing and/or recording may be required to perfect Lender’s interest under the Security Documents.

5.5 Binding Obligations. The Loan Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Borrower and the Guarantors, as the case may be, enforceable against them in accordance with their respective terms.

5.6 Financial Statements. Borrower and the Guarantors have furnished to Lender a copy of recent financial statements relating to Borrower’s and the Guarantors’ financial condition and Borrower represents and warrants to Lender that such financial statements present fairly the financial position of Borrower and the Guarantors as of the date thereof.

5.7 No Material Adverse Change. Borrower represents and warrants to Lender that there has been no material adverse change in the condition, financial or otherwise, of Borrower or the Guarantors since the date of the financial statements described in Section 5.6; since that date, neither Borrower nor the Guarantors have entered into any material transaction not disclosed in such financial statements; neither Borrower nor the Guarantors have any material liabilities or contingent liabilities not reflected or disclosed in such financial statements; and there are no material mortgages, deeds of trust, pledges, liens, security interests, claims, charges, rights of others or encumbrances (including liens or retained security titles of conditional vendors) of any nature whatsoever on any property of Borrower or the Guarantors, and no material indebtedness, not disclosed in such financial statements.

5.8 Tax Liability. Borrower and the Guarantors have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due and all property taxes due, including interest and penalties, if any. Borrower and the Guarantors have established and are maintaining necessary reserves for tax liabilities, if any.

5.9 Compliance with Law. Borrower and the Guarantors are in compliance in all material respects with all Laws and other requirements applicable to their business and have obtained all authorizations, consents, approvals, orders, licenses and exemptions from, and have accomplished all filings, registrations or qualifications with, any Governmental Agency that is necessary for the transaction of their business.

5.10 Compliance with Requirements. Throughout the term of the Loan, Borrower shall comply with all applicable covenants, conditions and restrictions, Laws and other requirements, and all necessary approvals, consents, licenses and permits of any Governmental Agency have been regularly and finally received with respect thereto, including without limitation each of the following as applicable:

(a) all zoning, land use and planning requirements;

(b) subdivision and/or parcel map requirements, including without limitation requirements of applicable Law regarding subdivisions, parcel maps and the division of land into lots or parcels;

(c) environmental requirements and preparation and approval of any necessary environmental impact statements or reports;

(d) all requirements regarding the provision of all necessary utilities to the Real Property including the irrevocable allocation to the Property of sufficient domestic and fire protection water service to the Property;

(e) all requirements imposed by any public utility in connection with the supply of utilities to the Property; and

(f) all requirements imposed in connection with any approval, consent, license or permit issued or required by any Governmental Agency in connection with the Project.

5.11 Litigation. There are no actions, suits or proceedings pending or, to the best of Borrower’s or any Guarantor’s knowledge, threatened against or affecting Borrower or the Guarantors or any property of Borrower or the Guarantors before any court or Governmental Agency that would have a material adverse affect on the Property, or Borrower’s or the Guarantors’ ability to perform their respective obligations under the Loan Documents.

5.12 Title to Property. Borrower has good and merchantable title to all of its property and assets as disclosed in the financial information provided Lender and at the time of the recordation of the Security Documents shall have good and merchantable title to the Property, and there shall be no mortgages, liens, pledges or other encumbrances of any character on the Property, other than the Security Documents and Permitted Exceptions, without prior consent of Lenders.

5.13 Subsidiaries: Divisions: Joint Ventures. As of the date hereof, other than as disclosed on Exhibit XX, Borrower (a) has no other Subsidiaries; (b) has no divisions; and (c) is not engaged in any joint venture or partnership with any other Person.

5.14 ERISA. The Borrower, Guarantor and each Subsidiary are in compliance in all Material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

SECTION 6: AFFIRMATIVE AND NEGATIVE COVENANTS.

Until payment of the Note in full and performance of all obligations of Borrower under the Loan Documents, unless Lender otherwise consents in writing:

6.1 Completion of Improvements. Borrower shall proceed with all due diligence to comply with the requirements set forth in Section 5.10 above and to commence and complete construction of the Improvements. Borrower shall complete construction of the Improvements (as Completion of Construction is defined in Section 1.1) whether commenced prior to or after the date hereof within XX days of commencement of construction.

6.2 Conformity with Improvement Plans and Other Requirements. Borrower agrees to construct the Improvements to conform to the Improvement Plans and all applicable Laws and other requirements, and in a good and workmanlike manner with materials of good quality. If at any time construction of the Improvements does not conform to the foregoing, Borrower shall promptly give notice thereof to Lender, and Lender shall have the right to stop construction and order repair or reconstruction in accordance with the same, and to withhold all further Disbursements until construction is in satisfactory compliance therewith. Upon notice from Lender to Borrower, or Borrower’s discovery irrespective of such notice, that construction of the Improvements does not conform to the Improvement Plans or to all applicable Laws or other requirements, or is not in a good and workmanlike manner with materials of good quality, Borrower shall commence correcting the deviation as soon as practical and in any event within fifteen (15) calendar days after such notice or discovery. Borrower shall prosecute such work diligently to completion, which in no event shall be later than forty-five (45) calendar days after such notice or discovery. If Lender determines that the corrective work is not proceeding satisfactorily, Lender may, upon not less than fifteen (15) calendar days’ notice to Borrower, take over such corrective work itself and prosecute it to completion at Borrower’s expense.

6.3 Encroachments. Borrower agrees that the Improvements shall be constructed entirely on the Property and will not encroach upon or overhang any boundary, easement, right-of-way, or the land of others.

6.4 Compliance with Requirements. Borrower shall comply with all conditions, covenants, restrictions, leases, easements, reservations, rights and rights-of-way and all applicable Laws and other requirements relating to the Property and the Project, and obtain all necessary approvals, consents, licenses and permits of any Governmental Agency, including without limitation those set forth in Section 5.10.

6.5 Completion of Offsite Improvements. Borrower represents and agrees that all streets and offsite improvements adjacent to and serving the Property have been or shall be completed, and all utility services necessary for construction of the Improvements and the full utilization of the Property for its intended purpose, including water, sewer, gas, electric, and telephone, have been or shall be completed and are available to the perimeter of the Property.

6.6 Change Orders. All Change Orders:

(a) shall be in writing, numbered in sequence, and signed by Borrower;

(b) shall be certified by Borrower and/or the Contractor to comply with all applicable Laws and other requirements;

(c) shall contain an estimate by Borrower of the increase or decrease in Project Costs that would result from the change (or, if the Change Order involves both changes increasing and decreasing estimated Project Costs, both the amount of the increase and the decrease shall be stated), as well as the aggregate amount of changes in estimated Project Costs, both increases and decreases, previously made;

(d) shall be submitted to Lender prior to the proposed effectiveness thereof if Lender shall at any time in the future request that Change Orders be submitted to Lender in advance;

(e) shall be subject to the prior written approval of Lender where (i) the increase or decrease in any item of Project Cost set forth in the Approved Budgets that each change or related change would cause equals at least the sum of $10,000, or (ii) Change Orders not previously approved involve an aggregate amount, including both increases and decreases, of over $30,000; and

(f) both Borrower and Contractor certify the aggregate amount, including both increases and decreases, of all changes in Project Costs reflected in Change Orders for which Lender’s written approval has not been obtained or has not been required hereunder.

If any Change Order requires Lender’s approval pursuant to subsection (e) of this section and involves a net increase in estimated Project Costs, Lender shall have no obligation to make any further Disbursements until Borrower furnishes to Lender evidence, in form and substance satisfactory to Lender, that funds are available in the Approved Budgets or as a result of payment by Borrower from Borrower’s own funds of Project Costs thereafter accruing in the total amount of such net increase.

6.7 Deficiency in Proceeds; Overruns.

(a) Borrower agrees to promptly notify Lender of any fact or circumstance that may render the Approved Budgets inaccurate with respect to the Project Costs shown thereon.

(b) If at any time (including, without limitation, any time after the occurrence and during the continuance of any Event of Default) Lender determines, in its discretion, that any Project Costs have exceeded or may exceed the amounts budgeted for such Project Costs in the Approved Budgets, or that the Undisbursed Construction Funds are or may be insufficient to pay for the costs of completion of the Project and other costs and expenses, then Lender may, at its option, terminate further Disbursements until Borrower pays from its own funds Project Costs then unpaid or thereafter accruing in an amount deemed necessary by Lender, and furnishes to Lender evidence, in form and substance satisfactory to Lender, of such payment. Borrower shall, upon demand by Lender, deposit such amount into an account with Lender, in which case Lender shall disburse such amount prior to the disbursement of any remaining proceeds of the Loan.

(c) In the event that, for any reason, the Actual Line Item Cost for any line item in the Approved Budgets exceeds the Approved Line Item Cost for that line item, Borrower shall, within fourteen (14) days after it learns (or receives notice from Lender) of the overrun, do one or more of the following:

(i) provide satisfactory evidence to Lender that Borrower has paid the amount of the Excess Cost for such line item from sources other than the Loan;

(ii) reallocate sufficient funds to such line item from funds (if any) allocated to “Contingency” in the Approved Budgets; provided, however, that Lender must consent to any such reallocation unless the reallocated funds were originally transferred to “Contingency” from cost savings pursuant to Section 3.4; or

(iii) deposit an amount equal to the Excess Costs for such line item into the Overrun Account, to be disbursed according to Section 4.4.

6.8 Construction Information. Upon demand by Lender, Borrower shall promptly deliver to Lender, not more frequently than monthly, a report in form and substance satisfactory to Lender, which Borrower certifies as correct, setting forth all accrued Project Costs, all Project Costs projected to complete the Project, any variance between actual and projected Project Costs and the amounts set forth in the Approved Budgets, and all changes from the previous report which Borrower knows or reasonably anticipates.

6.9 Subcontractors. Upon demand by Lender, Lender shall have the right to reasonably approve all contractors and subcontractors employed in connection with the construction of the Improvements. All such contractors and subcontractors shall be licensed and bonded as required by the State of Nevada. Borrower shall deliver to Lender correct lists of all such contractors and subcontractors. Borrower shall deliver a copy of each such list to Lender prior to the first Disbursement for any item of Hard Costs. Thereafter, within twenty (20) calendar days of a change to any list, Borrower shall deliver an amended list correctly reflecting such change. Each list shall show the name, address, and telephone number of each such contractor and subcontractor, a general statement of the nature of the work to be done, the labor and materials to be supplied, the names of the materialmen, if known, the approximate dollar value of such labor, work, and materials itemized with respect to each contractor, subcontractor, and materialman, and the unpaid portion and status of such work, or whether such materials have been delivered. Lender and its agents shall have the right, without either the obligation or the duty, to directly contact each contractor, subcontractor, and materialman to verify the facts disclosed by such list, and in so doing Lender or its agent shall not represent itself as the agent of Borrower.

6.10 Permits and Warranties. Borrower shall deliver to Lender originals or copies of (a) all permits and authorizations required in connection with the construction of the Improvements or the occupation or operation of the Property or any part thereof promptly upon issuance, and in any event before any act is done which requires the issuance of the respective permit or authorization, and (b) all warranties and guaranties received from any Person furnishing labor, materials, equipment, fixtures, or furnishings in connection with the Project or the Property.

6.11 Protection Against Liens and Claims.

(a) Borrower agrees to file or procure the filing of a valid notice of completion of construction of the Improvements, diligently file or procure the filing of a notice of cessation upon the event of a cessation of labor on the work of construction on the Improvements for a continuous period of thirty (30) calendar days or more, and take all other reasonable steps to forestall the assertion of claims of liens against the Property or the Project or any part thereof. Borrower irrevocably appoints, designates, and authorizes Lender as its agent, said agency being coupled with an interest, with the authority upon the occurrence and continuance of an Event of Default, but without any obligation, to file for record any notices of completion, cessation of labor, or any similar or other notices that Lender deems necessary or desirable to protect its interests hereunder or under the Loan Documents.

(b) Upon demand by Lender, Borrower agrees to make such demands or claims as Lender shall specify upon any or all Persons who have furnished labor, service, equipment, or material to the Project. Borrower agrees to pay and obtain valid and enforceable lien releases or waivers from all Persons who have furnished labor, service, equipment, or material to the Project, except that Borrower shall not be required to pay any claim for labor, service, equipment, or material that is being contested in good faith by appropriate proceedings as long as no claim of lien has been recorded or, if a claim of lien has been recorded, within ten (10) calendar days thereafter, Borrower either has obtained and recorded a surety bond, in form and substance satisfactory to Lender, sufficient to release the Property from the lien and from any action brought to foreclose the lien, or has caused the title insurer who has issued the Title Policy to issue, in form and substance satisfactory to Lender, an endorsement to the Title Policy insuring the priority of the lien of the Deed of Trust over the claim of lien.

(c) In the event that any Person furnishing labor, service, equipment, or material to the Project asserts a claim against Lender or the Undisbursed Construction Funds, Borrower shall, upon demand by Lender, take such action as Lender may require to release Lender and the Undisbursed Construction Funds from any obligation or liability with respect to such claim, including, without limitation, (i) if the claim is being contested in good faith by appropriate proceedings, obtaining a bond or other security, in form and substance satisfactory to Lender, or (ii) payment of such claim. If Borrower fails to take such action, Lender may, in its sole discretion, file an interpleader action requiring all claimants to interplead and litigate their respective claims, and in any such action Lender shall be released and discharged from all obligations with respect to any funds deposited in court, and Lender’s costs and expenses, including without limitation actual attorney’s fees, shall be paid from such funds or from any other Undisbursed Construction Funds. Any such funds deposited in court and all costs and expenses of Lender in connection therewith shall constitute Disbursements under the Note.

6.12 Sale or Other Encumbrances. Borrower specifically agrees that:

(a) In order to induce Lender to make the Loan, Borrower agrees that if Borrower shall sell, assign, transfer, convey, pledge, hypothecate, mortgage or encumber with financing other than that secured hereby, or otherwise alienate, whether voluntarily or involuntarily or by operation of law, the Property or any part thereof or any interest therein except as shall be specifically hereinafter permitted or without the prior written consent of Lender, then Lender, at its option, may declare the Note, including the prepayment fee, if applicable, secured hereby and all other obligations hereunder to be forthwith due and payable. Except as shall be otherwise specifically provided herein, (a) any change in the legal or equitable ownership of the Mortgaged Property whether or not of record, or (b) any change in the form of entity or ownership (including the hypothecation or encumbrance thereof) of the stock or any other ownership interest in Borrower shall be deemed a transfer of an interest in the Mortgaged Property; provided, however, that any transfer of the Property or any interest therein to an entity which controls, is controlled by or is under common control with Borrower shall not be considered a transfer hereunder. In connection herewith, the financial stability and managerial and operational ability of Borrower is a substantial and material consideration to Lender in its agreement to make the loan to Borrower secured hereby. The transfer of an interest in the Property may materially alter and reduce Lender’s security for the indebtedness secured hereby. Moreover, Lender has agreed to make its loan based upon the presumed value of the Property and the Rents and Profits (as such are defined in the Deed of Trust) thereof. Therefore, it will be a diminution of Lender’s security if junior financing, except as shall be permitted Lender, or if other liens or encumbrances should attach to the Property.

(b) Borrower may request Lender to approve a sale or transfer of the Property to a party who would become the legal and equitable owner of the Property and would assume any and all obligations of Borrower under the Loan Documents (the “Purchaser”). Lender shall not be obligated to consider or approve any such sale, transfer or assumption or request for the same. However, upon such request, Lender may impose limiting conditions and requirements to its consent to an assumption.

(c) In the event ownership of the Mortgaged Property, or any part thereof, becomes vested in a Person or Persons other than Borrower, the Lender may deal with such successor or successors in interest with reference to the Note or the Deed of Trust in the same manner as with Borrower, without in any way releasing, discharging or otherwise affecting the liability of Borrower under the Note, the Deed of Trust or the other Loan Documents. No sale of Borrower’s interest in the Property, no forbearance on the part of Lender, no extension of the time for the payment of the Deed of Trust indebtedness or any change in the terms thereof to which Lender consents shall in any way whatsoever operate to release, discharge, modify, change or affect the original liability of the Borrower herein, either in whole or in part. Any deed conveying the Mortgaged Property, or any part thereof, shall provide that the grantee thereunder assume all of Borrower’s obligations under the Note, the Deed of Trust and all other Loan Documents. In the event such deed shall not contain such assumption, Lender shall have all rights reserved to it hereunder in the event of a default or if Lender shall not elect to exercise such rights and remedies, the grantee under such deed shall nevertheless assume such obligations by acquiring the Mortgaged Property or such portion thereof subject to the Deed of Trust. Nothing contained in this section shall be construed to waive the restrictions against the transfer of the Mortgaged Property contained in Section 6.12(a).

6.13 Removal of Personalty. Borrower shall not:

(a) install in or otherwise use in connection with the Project any materials, equipment or fixtures under any security agreements or similar agreements however denominated whereby the right is reserved or accrues to anyone to remove or repossess any such items or whereby any Person other than Lender reserves or acquires a lien upon such items; or

(b) remove or permit the removal of any fixtures or personalty located on the Property or used in connection with the Project, except for tools and construction equipment intended for use in connection with the construction of other improvements, unless actually replaced by an article of equal suitability and value, owned by Borrower free and clear of any lien or security interest other than the Security Documents.

6.14 Payment of Taxes, Assessments and Charges. Borrower shall pay, prior to delinquency, all taxes, assessments, charges and levies imposed by any Governmental Agency which are or may become a lien affecting the Property or any part thereof, including without limitation assessments on any appurtenant water stock; except that Borrower shall not be required to pay and discharge any tax, assessment, charge or levy that is being actively contested in good faith by appropriate proceedings, as long as Borrower has established and maintains reserves adequate to pay any liabilities contested pursuant to this Section in accordance with generally accepted accounting principles and, by reason of nonpayment, none of the property covered by the Security Documents or the lien or security interest of Lender is in danger of being lost or forfeited.

6.15 Insurance. The Borrower shall at all times maintain the following policies of insurance:

(a) prior to completion of the Improvements, builder’s “all risk” insurance (“completed value” form), including “course of construction” coverage, covering the Improvements and any Personal Property;

(b) from and after completion of the Improvements, property “all risk” insurance covering the Improvements and any Personal Property;

(c) commercial general liability insurance in favor of the Borrower (and naming the Lender as an additional insured) in an aggregate amount not less than $2,000,000.00 (or such greater amount as may be specified by the Lender from time to time) combined single limit; and

(d) such other insurance as may be required by applicable Laws (including worker’s compensation and employer’s liability insurance) or as the Lender may reasonably require from time to time (including “all risk” insurance with respect to any other improvements now or in the future located on the Real Property and comprehensive form boiler and machinery insurance, if applicable, rental loss insurance and business interruption insurance).

The Borrower shall also cause any contractor and each subcontractor employed on the Property to maintain a policy of commercial general liability insurance and, upon request by the Lender, shall cause the Architect and any Engineer engaged in connection with the Project to maintain a policy of professional liability insurance, in each case for such periods and in such amounts as the Lender may reasonably require from time to time.

Each policy of builder’s-risk and all-risk insurance required by this Section 6.15 shall be in an amount not less than the full replacement cost of the property covered by such policy, shall contain a “waiver of coinsurance” provision, a “full replacement cost” endorsement, a “Mortgagee Loss Payable” clause, and a “Betterments” or “Building Ordinance” endorsement, and shall insure the Property against flood loss risk to the maximum available policy amount if the Real Property is located in a “Flood Hazard Area” (as determined by the Federal Emergency Management Agency). Each policy of commercial general liability insurance required by this Section shall cover personal injury, property liability, and contractual liability, including coverage for Borrower’s indemnity obligations under the Loan Documents, and shall name Lender as an “additional insured”. The commercial general liability insurance shall also cover completed operations, and such insurance shall be primary and non-contributing with any other insurance available to the Lender. All insurance policies shall be in form and substance and issued by insurers reasonably satisfactory to the Lender, and shall contain such deductible and such endorsements as the Lender may reasonably require. Each policy shall require thirty (30) day written notice to Lender prior to any cancellation thereof. As a condition to funding the Loan, Borrower shall provide to Lender an ACORD 27 form certificate evidencing such policies. Upon request by the Lender from time to time, the Borrower shall deliver to the Lender originals or copies of all such insurance policies.

6.16 Title Insurance Endorsements. Borrower shall deliver or cause to be delivered to Lender, in form and substance satisfactory to Lender, endorsement numbers 100, 100.29, 101.3, 116, 116.7, and 122 (upon each Disbursement) to the Title Policy and such other endorsement and binders as Lender may from time to time reasonably require.

6.17 Books and Records. Borrower shall: (a) maintain full and complete books of account and other records reflecting the results of its operations (in conjunction with any other business as well as specifically with respect to the Project) in accordance with generally accepted accounting principles applied on a consistent basis; and (b) permit Lender and its agents, at any time and from time to time, upon twenty-four (24) hours telephonic notice to Borrower, to inspect and copy all of such books and records, including without limitation any books and records pertaining to the Project or the Project Documents.

6.18 Entry and Inspection. Lender and its agents shall, at all times, upon twenty-four (24) hours telephonic notice to Borrower, have the right of entry and free access to the Project and the right to inspect all work done, labor performed, and materials furnished in and about the Project. If, at any time, Lender determines, in its sole discretion, that regular inspections of the Project are required, the Borrower shall allow free access to such inspector. Such inspection shall be performed at Borrower’s expense, with the actual cost thereof, reasonably incurred, to be paid by Borrower upon seventy-two (72) hours notice from Lender.

6.19 Physical Security of Project. Borrower shall take appropriate measures to protect the physical security of the Project and the Property.

6.20 Reporting and Requirements. Borrower shall cause to be delivered to Lender, in form and detail satisfactory to Lender:

(a) promptly upon Borrower’s learning thereof, notice of:

(i) any litigation affecting or relating to Borrower, the Guarantors, the Property, or the Project;

(ii) any dispute between Borrower and any Governmental Agency relating to the Property or the Project, the adverse determination of which would adversely affect the Property or the Project;

(iii) any threat or commencement of proceedings in condemnation or eminent domain relating to the Property;

(iv) any Event of Default or event which, with the giving of notice and/or the passage of time, could become and Event of Default; and

(v) any change in the executive management personnel of Borrower.

(b) as soon as available, and in any event within thirty (30) calendar days after the end of each month during the term of the Loan, a status report for the Project for the month most recently ended (which status report shall contain an itemized breakdown of the progress of construction, sales of lots, the gross revenues and all costs and expenses with respect to the Project for such month), in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis, and certified as accurate by an officer of Borrower;

(c) as soon as available, and in any event within forty-five (45) calendar days after the close of each fiscal quarter of Borrower and each of the Guarantors, quarterly financial statements applicable to Borrower and each of the Guarantors, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(d) as soon as available, and in any event within ninety (90) calendar days after the close of each fiscal year of Borrower, annual financial statements applicable to Borrower, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(e) as soon as available, and in any event within ninety (90) calendar days after the close of each fiscal year of each of the Guarantors, annual financial statements applicable to the Guarantors, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(f) promptly upon receipt thereof, any audited financial information applicable to Borrower or the Guarantors; and

(g) such other information relating to Borrower, the Guarantors, the Property and/or the Project as Lender may reasonably request from time to time, including without limitation (i) tax returns, to be provided concurrently with the filing thereof with the relevant government authority or (ii) if Borrower or the Guarantors receive an extension from the relevant governmental authority for filing a tax return, satisfactory evidence of such extension.

6.21 Surveys. Borrower agrees to furnish Lender all of the following:

(a) a perimeter survey of the Property (a copy of the Subdivision Map of the Property shall satisfy this requirement); and

(b) upon request by Lender, immediately upon completion of the Improvements, a survey made and certified by a licensed engineer or surveyor showing the locations of the Improvements located on the Property and showing that the Improvements are located entirely within the Property lines and do not encroach upon any easement, or breach or violate any Law or any covenant, condition or restriction of record, or any building or zoning ordinance.

6.22 Management of Property and Project. Borrower shall not enter into any agreement providing for the management, leasing or operation of the Property or the Project without the prior written consent of the Lender.

6.23 Defense of Vested Right, Modification of Vested Rights. Borrower shall at all times, at its own cost and expense take, pursue and assert all such actions and defenses as are necessary to perfect, maintain and protect its vested development rights with respect to the Property. Should Borrower fail to do so, Lender may do so either in its own name or the name of the Borrower, and all unrecovered fees, costs and expenses incurred by Lender in connection therewith shall be payable by Borrower to Lender on demand, shall bear interest at the Default Rate specified in the Note, and shall be secured by the Deed of Trust. Borrower shall not modify, amend, cancel, terminate or otherwise alter any development rights or entitlements with respect to the Property, without Lender’s prior written consent, which consent shall not be unreasonably withheld.

6.24 No Gifting. Until this Loan has been fully repaid, Borrower agrees not to transfer more than a total of five percent (5%) of its assets unless receiving full consideration therefore without the written permission of Lender.

6.25 ERISA Reports. As soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to the Lender a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto.

6.26 Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

(a) Debt of the Borrower under this Agreement or the Note;

(b) Debt described in Exhibit “G”, but no voluntary prepayments, renewals, extensions, or refinancings thereof;

(c) Debt of the Borrower subordinated on terms satisfactory to the Lender to the Borrower’s Liabilities;

(d) Accounts payable to trade creditors for goods or services which are not aged more than forty-five (45) days from the billing date and current operating liabilities (other than for borrowed money) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; Debt of the Borrower or any Subsidiary secured by purchase-money Liens permitted by Section 8.1(i).

6.27 Guaranties, Etc. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable, or permit Borrower, Guarantor or any Subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

SECTION 7: EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT.

7.1 Events of Default. The occurrence of any one or more of the following, whatever the reason therefor, shall constitute an Event of Default hereunder:

(a) Borrower shall fail to pay when due any installment of principal or interest on the Note or any other amount owing under this Agreement or the other Loan Documents; or

(b) Borrower or any of the Guarantors shall fail to perform or observe any term, covenant or agreement contained in any of the Loan Documents on its part to be performed or observed, other than the failure to make a payment covered by Section 7.1(a), and such failure shall continue uncured as of ten (10) calendar days after the occurrence of such failure; provided, however, that if Borrower has commenced to cure the default within said 10-day period and is diligently pursuing such cure, but the default is of such a nature that it cannot be cured within 10 days, then the cure period shall be extended for the number of days necessary to complete the cure, but in no event shall the total cure period be longer than 30 days (the cure period set forth in this Section 7.1(b) shall not apply to any other Events of Default); or

(c) any representation or warranty in any of the Loan Documents or in any certificate, agreement, instrument or other document made or delivered pursuant to or in connection with any of the Loan Documents proves to have been incorrect in any material respect when made; or

(d) the Project, or any portion thereof, is not completed in conformity with the Improvement Plans in an orderly and expeditious manner, free and clear of mechanic’s, materialmen’s, or other liens asserted by suppliers of labor, service, equipment, or material to the Project (except for liens for which Borrower has provided a surety bond pursuant to Section 6.11 hereof); or

(e) work ceases on the Project for thirty (30) consecutive calendar days for any reason whatsoever; or

(f) the Property is destroyed by fire or other casualty or damaged thereby to an extent that would, in Lender’s reasonable judgment, prevent or preclude the completion of the Project in conformity with the Improvement Plans in an orderly and expeditious manner; or

(g) any condition or circumstance arises or exists at any time by reason of governmental order, decree, or regulation, shortage of materials, or for any other reason whatsoever that would, in Lender’s reasonable judgment, prevent or preclude the completion of the Project in conformity with the Improvement Plans in an orderly and expeditious manner; or

(h) Borrower is enjoined by any Governmental Agency from constructing the Improvements or performing its obligations hereunder, such injunction is not released or stayed within thirty (30) calendar days after the granting thereof, and Lender reasonably determines that such injunction may prevent or preclude the completion of the Project in conformity with the Improvement Plans in and orderly and expeditious manner; or

(i) Borrower (which term shall include any entity comprising Borrower) is dissolved or liquidated, or otherwise ceases to exist, or all or substantially all of the assets of Borrower or any Guarantor are sold or otherwise transferred without Lender’s written consent; or

(j) Borrower or any Guarantor is the subject of an order for relief by the bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Borrower or any Guarantor applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer (“Receiver”); or a Receiver is appointed without the application or consent of Borrower or any Guarantor, as the case may be, and the appointment continues undischarged or unstayed for thirty (30) calendar days; or Borrower or any Guarantor institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar proceedings relating to it or to all or any part of its property under the laws of any jurisdiction; or any similar proceeding is instituted without the consent of Borrower or any Guarantor, as the case may be, and continues undismissed or unstayed for sixty (60) calendar days; or any judgment, writ, attachment, execution or similar process is issued or levied against all or any part of the Property or against Borrower or any Guarantor, and is not released, vacated or fully bonded within sixty (60) calendar days after such issue or levy; or

(k) there shall occur a material adverse change in the financial condition of Borrower or any Guarantor from their respective financial conditions as of the date of the Note, as determined by Lender in its reasonable discretion, and Lender reasonably believes that such adverse change shall jeopardize (i) Lender’s ability to collect the amounts due under the Note, as they become due, or (ii) Lender’s ability to foreclose on the Mortgaged Property; or

(l) the Contractor shall cease to act as general contractor for the Project, and Borrower shall fail to obtain Lender’s approval of a new general contractor within twenty (20) calendar days thereafter; or

(m) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of Lender or the satisfaction in full of all indebtedness and obligations of Borrower under the Loan Documents, ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction; or Borrower or any trustee, officer, director, shareholder or partner of any entity comprising Borrower or any Guarantor claims that any Loan Document is ineffective or unenforceable, in whole or in part, or denies any or further liability or obligation under any Loan Document unless all indebtedness and obligations of Borrower thereunder have been fully paid and performed; or

(n) any Governmental Agency condemns, seizes or appropriates all or a substantial portion of the Property; or

(o) any lien or security interest created by any Security Document, at any time after the execution and delivery of that Security Document and for any reason other than the agreement of Lender or the satisfaction in full of all indebtedness and obligations of Borrower under the Loan Documents, ceases or fails to constitute a valid, perfected and subsisting lien of the priority required by this Agreement or security interest in and to the Property purported to be covered thereby, subject only to the Permitted Exceptions; or

(p) any default occurs in any Loan Document or other agreement by and between Borrower and Lender or by Borrower in favor of Lender with reference to the Loan or otherwise, or any default occurs in any Loan Document regarding any loan or other obligation secured by the Property or any portion thereof.

7.2 Remedies Upon Default. Upon the occurrence of any Event of Default, Lender may, at its option, do any or all of the following:

(a) declare the principal of all amounts owing under the Note, this Agreement and the other Loan Documents and other obligations secured by the Security Documents, together with interest thereon, and any other obligations of Borrower to Lender to be forthwith due and payable, regardless of any other specified maturity or due date, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, and without the necessity of prior recourse to any security;

(b) take possession of the Property and, at Lender’s option, let contracts for, or otherwise proceed to finish the Improvements and pay the cost thereof; and if Lender advances its own funds for such purposes, such funds shall be considered advanced under the Note and shall be secured by the Security Documents, notwithstanding that such advances may cause the total amount advanced under the Note to exceed the face amount of the Note or the amount Lender is committed to advance pursuant to this Agreement, and Borrower shall immediately upon demand reimburse Lender therefor, together with interest thereon as if such advances were advances under the Note, from the date of such advance until the date of reimbursement (nothing contained in this Section 7.2(b) or elsewhere in this Loan Agreement shall be construed to make Lender a “mortgagee in possession” unless and until Lender actually takes possession of the Property either in person or through an agent or receiver);

(c) terminate all Disbursements from the Control Account Funds and immediately demand from the Disbursement Agent all of the Control Account Funds then on deposit with Disbursement Agent;

(d) terminate all rights of Borrower and obligations of Lender under the Loan Documents;

(e) exercise its right and power to sell, or otherwise dispose of, the Personal Property, or any part thereof, and for that purpose may take immediate and exclusive possession of the Personal Property, or any part thereof, and with or without judicial process to the extent permitted by law, enter upon any premises on which the Personal Property or any part thereof, may be situated and remove the same therefrom without being deemed guilty of trespass and without liability for damages thereby occasioned, or at Lender’s option Borrower shall assemble the Personal Property and make it available to the Lender at the place and the time designated in the demand; and

(f) exercise any and all of its rights under the Loan Documents, including but not limited to the right to take possession of and foreclose on any security, and exercise any other rights with respect to any security, whether under the Security Documents or any other agreement or as provided by Law, all in such order and in such manner as Lender in its sole discretion may determine.

7.3 Cumulative Remedies; No Waiver. All remedies of Lender provided for herein are cumulative and shall be in addition to any and all other rights and remedies provided in the other Loan Documents or provided by Law from time to time. The exercise of any right or remedy by Lender hereunder shall not in any way constitute a cure or waiver of any default hereunder or under any of the other Loan Documents, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Lender in the exercise of any rights hereunder or under the Loan Documents. No waiver by Lender of any default by Borrower hereunder shall be implied from any omission by Lender to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default expressly made the subject of the waiver. Any such express waiver shall operate only for the time and to the extent therein stated. Any waiver of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. Lender’s consent to or approval of any act by Borrower requiring further consent or approval shall not waive or render unnecessary consent to or approval of any subsequent act.

SECTION 8: MISCELLANEOUS.

8.1 Performance by Lender. In the event that Borrower shall default in or fail to perform any of its obligations under the Loan Documents, Lender, without limiting any of its rights, may, but is not obligated to, perform the same, and Borrower agrees to pay to Lender, within seventy-two (72) hours after demand, all costs and expenses incurred by Lender in connection therewith, including without limitation actual attorneys’ fees reasonably incurred, together with interest thereon from the date of expenditure at the Default Rate.

8.2 Actions. Provided Borrower has not promptly so acted, Lender shall have the right to commence, appear in, and defend any action or proceeding purporting to affect the rights or duties of the parties hereunder or the payment of any funds, and in connection therewith Lender may pay necessary expenses, employ counsel, and pay reasonable attorneys’ fees. Borrower agrees to pay to Lender, within seventy-two (72) hours after demand, all costs and expenses incurred by Lender in connection therewith, including without limitation actual attorneys’ fees reasonably incurred, together with interest thereon from the date of expenditure at the Default Rate.

8.3 Advances Obligatory. Anything herein to the contrary notwithstanding, the parties specifically understand and agree that any advances that Lender makes pursuant to this Agreement, including, but not limited to, all funds advanced by Lender, shall be advanced under an obligation to do so, regardless of the person or entity to whom such advance is made. Advances made in the reasonable exercise of Lender’s judgment that such are necessary to complete the Improvements or to protect its security are obligatory advances hereunder and are to be secured by the Note and Deed of Trust, and such security shall relate back to the original recording of the Deed of Trust.

8.4 Nonliability of Lender. Borrower acknowledges and agrees that:

(a) any inspections of the Property, of the construction, or of the Improvements made by or through Lender are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same with respect to the quality, adequacy or suitability of materials or workmanship, conformity to the plans therefor, state of completion or otherwise; Borrower shall make its own inspections of such construction to determine that the quality of the Improvements and all other requirements of such construction are being performed in a manner satisfactory to Borrower and as required by the Improvement Plans and all applicable Laws; and Borrower shall immediately notify Lender, in writing, should the same not conform to the plans therefor and all applicable laws;

(b) by accepting or approving anything required to be observed, performed,

fulfilled or given by or to Lender pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, Lender does not thereby warrant or represent the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender;

(c) Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project, including without limitation matters relating to the quality, adequacy or suitability of: (i) any plans or specifications, (ii) architects, contractors, subcontractors and materialmen employed or utilized in connection with the construction of the Improvements, or the workmanship of or the materials used by any of them, or (iii) the progress or course of any construction and its conformity or nonconformity with the plans therefor. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or information that Lender supplies to Borrower in connection with such matters is for the protection of Lender only and neither Borrower nor any third party is entitled to rely thereon;

(d) Lender owes no duty of care to protect Borrower against negligent, faulty, inadequate or defective building or construction;

(e) Borrower and Lender’s relationship under the Loan Documents is, and at all times shall remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Property or Loan, except as expressly provided in the Loan Documents. Notwithstanding any other provision of the Loan Documents: (i) Lender is not, and shall not be construed as, a partner, joint venturer, alter-ego, manager, controlling person or an insider or other business associate or participant of any kind of Borrower, and Lender does not intend to ever assume such status; (ii) Lender’s activities in connection with the Loan Documents shall not be “outside the scope of the activities of a lender of money” under Nevada law, as amended or recodified from time to time, and Lender does not intend to ever assume any responsibility to any Person for the quality, suitability, safety or condition of the Property or Improvements; and (iii) Lender shall not be responsible for or a participant in any acts, omissions or decisions of Borrower; and

(f) Lender shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any Person or property arising from any construction on, or occupancy or use of, any of the Property, whether caused by, or arising from: (i) any defect in any building, structure, soil condition, grading, fill, landscaping, or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on any of the Property or any fire, flood or other casualty or hazard thereon; (iv) the failure of Borrower, any of Borrower’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain any of the Property in a safe condition; and (v) any nuisance made or suffered on any part of the Property.

8.5 No Third Parties Benefitted. This agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Lender and USA in connection with the Loan. It constitutes a supplement to the Note and the Security Documents, and is not a modification of the Note or the Security Documents, except as provided herein. It is made for the sole protection of Borrower, Lender, and USA, and their successors and assigns. No other Person shall have any rights of any nature hereunder of by reason hereof.

8.6 Indemnity. Borrower indemnifies Lender against, and holds Lender harmless from, any and all losses, damages (whether general, punitive or otherwise), liabilities, claims, cause of action (whether legal, equitable or administrative), judgments, court costs and legal or other expenses, including attorneys’ fees, which Lender may suffer or incur as a direct or indirect consequence of: (a) Lender’s performance of this Agreement or any of the Loan Documents, including, without limitation, Lender’s exercise or failure to exercise any rights, remedies or powers in connection with this Agreement or any of the Loan Documents but excluding charges and assessments by Governmental Agencies imposed upon the Lender in the normal course of the Lender’s business such as taxes and regulatory fees; (b) Borrower’s failure to perform any of Borrower’s obligations as and when required by this Agreement or any of the other Loan Documents, including, without limitation, any failure, at any time, of any representation or warranty of Borrower to be true and correct and any failure by Borrower to satisfy any condition; (c) any claim or cause of action of any kind by any Person to the effect that Lender is in any way responsible or liable for any act or omission by Borrower, whether on account of any theory of derivative liability or otherwise, including but not limited to any claim or cause of action for fraud, misrepresentation, tort or willful misconduct; (d) any act or omission by Borrower, any contractor, subcontractor or material supplier, engineer, architect, or any other Person with respect to any of the Property or Improvements; or (e) any claim or cause of action of any kind by any Person which would have the effect of denying Lender the full benefit or protection of any provision of this Agreement or the Loan Documents but excluding charges and assessments by Governmental Agencies imposed upon Lender in the normal course of Lender’s business such as taxes and regulatory fees. Lender’s rights of indemnity shall not be directly or indirectly limited, prejudiced, impaired or eliminated in any way by any finding or allegation that Lender’s conduct is active, passive or subject to any other classification or that Lender is directly or indirectly responsible under any theory of any kind, character or nature for any act or omission by Borrower or any other Person. Notwithstanding the foregoing, Borrower shall not be obligated to indemnify Lender with respect to any intentional tort or act of negligence which Lender is personally determined by the judgment of a court of competent jurisdiction (sustained on appeal, if any) to have committed. Borrower shall pay any indebtedness arising under this indemnity to Lender immediately within seventy-two (72) hours after demand therefor by Lender together with interest thereon from the date such indebtedness arises until paid at the Default Rate. Borrower’s duty to defend and indemnify Lender shall survive the release and cancellation of the Note and the release and reconveyance or partial release and reconveyance of the Deed of Trust.

8.7 Commissions. Borrower hereby indemnifies Lender from the claim of any Person for a commission or fee in connection with the Loan.

8.8 Lenders’ Representative. The persons and entities which comprise Lender hereby collectively appoint USA Commercial Mortgage Company (“USA”) to administer the Loan on their behalf, to make all necessary demands on Borrower and to execute and deliver all approvals and notices to be given by Lender hereunder.

8.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; however, except as provided herein, Borrower may not assign its rights or interest or delegate any of its duties under this Agreement or any of the other Loan Documents without prior written consent of Lender.

8.10 Amendments; Consents. No amendment, modification, supplement, termination or waiver of any provision of this Agreement or any of the other Loan Documents, and no consent to any departure by Borrower therefrom, may, in any event, be effective unless in writing signed by Lender, and then only in the specific instance and for the specific purpose given.

8.11 Costs, Expenses and Taxes. Borrower shall pay to Lender, within seventy-two (72) hours after demand therefor:

(a) the actual attorneys’ fees and out-of-pocket expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery and administration of this Agreement and any other Loan Documents and any matter related thereto;

(b) the actual costs and expenses of Lender in connection with any modification of any Loan Document or in connection with the enforcement of this Agreement and any other Loan Document and any matter related thereto, including the actual fees and out-of-pocket expenses, reasonably incurred, of any legal counsel, independent public accountants and other outside experts retained by Lender; and

(c) all costs, expenses, fees, premiums and other charges relating or arising with respect to the Loan Documents or any transactions contemplated thereby or the compliance with any of the terms and conditions thereof, including, without limitation, the Disbursement Agent’s fee, appraisal fees, inspection fees, cost review fees, recording fees, filing fees, release or reconveyance fees, title insurance premiums, and the cost of realty tax service for the term of the Loan.

All sums that Lender pays or expends under the terms of this Agreement and the other Loan Documents are a part of the Loan. Except as otherwise specifically stated herein, all such sums shall be secured by the Security Documents, shall bear interest from the date of expenditure as if such sums were advances under the Note, and shall be immediately due and payable by Borrower within seventy-two (72) hours after demand therefor.

8.12 Survival of Representations and Warranties. All representations and warranties of Borrower and the Guarantors contained herein or in any other Loan Document shall survive the making of the Loan and execution and delivery of the Note, are material, and Lender has or will rely upon them, notwithstanding any investigation made by or on behalf of Lender. For the purpose of the foregoing, all statements contained in any certificate, agreement, financial statement, or other writing delivered by or on behalf of Borrower or the Guarantors pursuant hereto or to any other Loan Document or in connection with the transactions contemplated hereby or thereby constitute representations and warranties of Borrower or the Guarantors contained herein or in the other Loan Documents, as the case may be.

8.13 Notices. All notices to be given pursuant to this Agreement shall be sufficient if given by personal service, by guaranteed overnight delivery service, by telex, telecopy or telegram or by being mailed postage prepaid, certified or registered mail, return receipt requested, to the addresses of the parties hereto as set forth below, or to such other address as a party may request in writing. Any time period provided in the giving of any notice hereunder shall commence upon the date of personal service, the date after delivery to the guaranteed overnight delivery service, the date of sending the telex, telecopy or telegram or two (2) days after mailing certified or registered mail.

BORROWER’S ADDRESS:

LENDER’S ADDRESS:	USA Commercial Mortgage Company.
4484 South Pecos Road Las Vegas, Nevada 89121 Attn: Joe Milanowski

8.14 Further Assurances. Borrower shall, at its sole expense and without expense to Lender, do such further acts and execute and deliver such additional documents as Lender from time to time may require for the purpose of assuring and confirming unto Lender the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document, or for assuring the validity of any security interest or lien under any Security Document.

8.15 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) The laws of the State of Nevada, without regard to its choice of law provisions, shall govern the construction and enforcement of the Loan Documents.

(b) BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (i) SUBMITS TO PERSONAL JURISDICTION IN THE STATE OF NEVADA OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THE NOTE, THIS INSTRUMENT OR ANY OTHER OF THE LOAN DOCUMENTS, (ii) AGREES THAT ANY SUCH ACTION, SUIT

OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN CLARK COUNTY, NEVADA, (iii) SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND, (iv) TO THE FULLEST EXTENT PERMITTED BY LAW, AGREES THAT IT WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY FORUM OTHER THAN CLARK COUNTY, NEVADA (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM). BORROWER FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 8.13 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

(c) BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE INDEBTEDNESS SECURED HEREBY OR ANY CONDUCT, ACT OR OMISSION OF LENDER, TRUSTEE OR BORROWER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER, TRUSTEE OR BORROWER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

8.16 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid shall be inoperative, unenforceable or invalid without affecting the remaining provisions, and to this end the provisions of all Loan Documents are declared to be severable.

8.17 Assignment or Sale of Participation by Lender; Advertising. Lender may, at any time, sell, transfer, assign or grant participation in the Loan and in the Loan Documents and Lender may forward to its partners or to such participant and prospective participant all documents and information relating to the Loan and to Borrower, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Lender and USA may also reasonably divulge and advertise the making of the Loan and the amount thereof.

8.18 Headings. Section headings in this Agreement are included for convenience of reference only and are not part of this Agreement for any other purpose.

8.19 Time of the Essence. Time is of the essence with respect to all duties and obligations of Borrower under any Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

LENDER:

By:	By:

EXHIBIT “A”

LENDERS

EXHIBIT “B”

APPROVED BUDGETS

EXHIBIT “C”

DISBURSEMENT SCHEDULE

EXHIBIT “D”

IMPROVEMENT PLANS

EXHIBIT “E”

PERMITTED EXCEPTIONS

EXHIBIT “F”

LEGAL DESCRIPTION